EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-176066 and 333-159487) on Form S-3 and (Nos. 333-160039, 333-181168, 333-181170, 333-181901, 333-190311, and 333-203736) on Form S-8 of Broadwind Energy, Inc., of our report dated February 23, 2017 relating to the consolidated financial statements of Broadwind Energy, Inc., appearing in this Annual Report on Form 10-K of Broadwind Energy, Inc. for the year ended December 31, 2016.

/s/ RSM LLP

Chicago, Illinois

February 23, 2017